Exhibit 10.3

BANK OF THE CAROLINAS CORPORATION

135 Boxwood Village Drive

Mocksville, North Carolina 27028

July 15, 2014

FJ Capital Management LLC

1313 Dolley Madison Blvd., Suite 306

McLean, VA 22101

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated as of July 15, 2014 (the “Purchase Agreement”), between Bank of the Carolinas Corporation, a North Carolina corporation (the “Company”) and the purchasers identified on the signature pages thereto (the “Purchasers”). In connection with the execution and delivery of the Purchase Agreement, the Company and FJ Capital Management, LLC (“FJ Manager”) are contemporaneously entering into this agreement (the “Side Letter Agreement”) and, as such, the parties hereto acknowledge and agree that this Side Letter Agreement shall remain in full force and effect notwithstanding the execution and delivery of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

The Company and FJ Manager hereby agree as follows:

1. Certain Relationships. The Company acknowledges that (a) FJ Manager is a party to an Investment Management Agreement with Rock Creek Group, LP (“Rock Creek”), pursuant to which FJ Manager sub-manages on a discretionary basis, a segregated investment portfolio of the Rock Creek Wilson Fund, SPC, Ltd. on behalf of Rock Creek, and (b) FJ Manager is a party to an Investment Management Agreement with Bridge Equities III, LLC (“BEQIII”), pursuant to which FJ Manager manages certain investments for BEQIII.

Notwithstanding anything contained in the Purchase Agreement to the contrary, the Company agrees that the relationships between FJ Manager, BEQIII and Rock Creek described above will not be deemed to breach any representation, warranty or covenant contained in the Purchase Agreement.

2. Governing Law. This Side Letter Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.

3. Conflicting Terms. This Side Letter Agreement constitutes a valid and binding agreement of the Company and FJ Manager and shall survive the execution and delivery of the Purchase Agreement. In the event of any conflict between the provisions of this Side Letter Agreement and the provisions of the Purchase Agreement, the provisions of this Side Letter Agreement shall prevail and be given effect.

4. Counterparts. This Side Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

**Signatures on Next Page**

IN WITNESS WHEREOF, the parties have executed this Side Letter Agreement as of the date first above written.

Very truly yours,

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Name:	Stephen R. Talbert
Title:	CEO and President

ACCEPTED AND AGREED as of

the date first written above by the undersigned,

thereunto duly authorized

FJ Capital Management, LLC

By:	/s/ Andrew F. Jose
Name:	Andrew F. Jose
Title:	Co-Founder & Managing Partner